EXHIBIT 10.5

OCCIDENTAL PETROLEUM CORPORATION

2001 INCENTIVE COMPENSATION PLAN

AMENDED AND RESTATED PERFORMANCE-BASED STOCK AWARD

TERMS AND CONDITIONS FOR JANUARY 1, 2003

(Effective June 20, 2005)

DATE OF GRANT:	January 1, 2003
TARGET PERFORMANCE SHARES:	See “Shares Granted/Awarded” (Grant Acknowledgement screen)
PERFORMANCE PERIOD:	January 1, 2003 through December 31, 2006

These Terms and Conditions (these "Terms and Conditions") made as of the Date of Grant and amended effective June 20, 2005, between OCCIDENTAL PETROLEUM CORPORATION, a Delaware corporation ("Occidental") and, with its subsidiaries, (the "Company"), and Grantee.

1.          GRANT OF TARGET PERFORMANCE SHARES. In accordance with these Terms and Conditions and the Occidental Petroleum Corporation 2001 Incentive Compensation Plan, as amended from time to time (the "Plan"), Occidental grants to the Grantee as of the Date of Grant, the right to receive in Common Shares and cash up to 200% of the number/value of Target Performance Shares. For the purposes of these Terms and Conditions, Target Performance Shares means a bookkeeping entry that records the equivalent of Common Shares awarded pursuant to Section 4.2 of the Plan that is payable upon the achievement of the Performance Goals.

2.          RESTRICTIONS ON TRANSFER. Neither these Terms and Conditions nor any right to receive Common Shares or cash pursuant to these Terms and Conditions may be transferred or assigned by the Grantee other than (i) to a beneficiary designated on a form approved by the Company, by will or, if the Grantee dies without designating a beneficiary of a valid will, by the laws of descent and distribution, or (ii) pursuant to a domestic relations order (if approved or ratified by the Administrator).

3.          PERFORMANCE GOALS. The Performance Goal for the Performance Period is based on (i) Return on Assets and (ii) a peer company comparison based on Total Stockholder Return, as set forth on Exhibit 1.

For the purposes of these Terms and Conditions, “Return on Assets” means the percentage obtained by (A) multiplying the sum of the before tax earnings for each year in the Performance Period of the division of the Company employing the Grantee by 0.65 and (B) dividing the resulting product by the sum of such division’s Assets as of December 31 for each year in the Performance Period. For the purposes of the foregoing sentence, “Assets” will reflect all acquisitions, divestitures and write-downs during the Performance Period. For the purposes of these Terms and Conditions, Total Shareholder Return shall be calculated for each peer company using the average of its last reported sale price per share of common stock on the New York Stock Exchange - Composite Transactions for the last ten trading days of 2002 and the average of its last reported sale price per share of common stock on the New York Stock Exchange - Composite Transactions for the last ten trading days of 2006. In addition to the Company, the peer companies are: Amerada Hess Corporation, Anadarko Petroleum Corporation, Burlington Resources Inc., ChevronTexaco Corp., ConocoPhillips Kerr-McGee

2003 PSA-Amended-OCC.htm

Corporation, and Unocal Corporation. If a peer company ceases to be a publicly-traded company at any time during the Performance Period or the Administrator determines pursuant to Section 7 of these Terms and Conditions to reflect a change in circumstances with respect to any peer company, then such company will be removed as a peer company, and the achievement of the Performance Goal will be determined with respect to the remaining peer companies as set forth on Exhibit 1.

4.          VESTING AND FORFEITURE OF TARGET PERFORMANCE SHARES. (a) The Grantee must remain in the continuous employ of the Company through the last day of the Performance Period to receive payment of this award. The continuous employment of the Grantee will not be deemed to have been interrupted by reason of the transfer of the Grantee’s employment among the Company and its affiliates or an approved leave of absence. However, if, prior to the end of the Performance Period, the Grantee dies or becomes permanently disabled while in the employ of the Company, retires under a Company-sponsored retirement plan or with the consent of the Company, or terminates employment for the convenience of the Company (each of the foregoing, a “Forfeiture Event”), then the number of Target Performance Shares upon which the Grantee's award is based will be reduced on a pro rata basis based upon the number of days remaining in the Performance Period following the date of the Forfeiture Event.

(b)       The Grantee's right to receive payment of the award in an amount not to exceed 200% of the Target Performance Shares, rounded up to the nearest whole share, will be based and become nonforfeitable upon, the Administrator’s certification of the attainment of the Performance Goals. If the Committee certifies that Occidental ranks last among its peers in Total Stockholder Return, the Grantee will not be entitled to receive any Common Shares or cash.

(c)       For the purposes of Section 4(b), if prior to the end of the Performance Period, the Grantee transfers his employment among the Company and its affiliates, the amount of the award attained by the Grantee shall be determined by assessing the level of achievement of the Performance Goals certified by the Administrator for each employing entity and multiplying the number of Target Performance Shares attainable at such level by a fraction equal to the number of months in the Performance Period that the Grantee worked for the entity divided by the total number of months in the Performance Period.

(d)       Notwithstanding Section 4(b), if a Change in Control Event occurs prior to the end of the Performance Period, the Grantee's right to receive Common Shares equal to the number of Target Performance Shares (as adjusted for any Forfeiture Event pursuant to Section 4(a)) will become nonforfeitable. The right to receive cash in excess of the number of Target Performance Shares (as adjusted for any Forfeiture Event pursuant to Section 4(a)) will be forfeited.

5.          PAYMENT OF AWARDS. Up to and including 100% of the Target Performance Shares as adjusted pursuant to Sections 4 and 7 of these Terms and Conditions will be settled in Common Shares and the amount, if any, above 100% of the Target Performance Shares as so adjusted will be settled in cash. The cash payment will equal the closing price of the Common Shares on the New York Stock Exchange on the date of the Administrator’s certification (the “Certification Date Value”) of the attainment of the Performance Goals and will be paid as promptly as possible after such date. The Common Shares covered by these Terms and Conditions or any prorated portion thereof shall be issued to the Grantee as promptly as practicable after the

Administrator's certification of the attainment of the Performance Goals or the Change in Control Event, as the case may be.

6.          CREDITING AND PAYMENT OF DIVIDEND EQUIVALENTS. With respect to the number of Target Performance Shares listed above, the Grantee will be credited on the books and records of Occidental with an amount (the "Dividend Equivalent") equal to the amount per share of any cash dividends declared by the Board on the outstanding Common Shares during the period beginning on the Date of Grant and ending with respect to any portion of the Target Performance Shares covered by these Terms and Conditions on the date on which the Grantee's right to receive such portion becomes nonforfeitable, or, if earlier, the date on which the Grantee forfeits the right to receive such portion. Occidental will pay in cash to the Grantee an amount equal to the Dividend Equivalents credited to such Grantee as promptly as may be practicable after the Grantee has been credited with a Dividend Equivalent.

7.          ADJUSTMENTS. (a) The number or kind of shares of stock covered by these Terms and Conditions may be adjusted as the Administrator determines pursuant to Section 6.2 of the Plan in order to prevent dilution or expansion of the Grantee's rights under these Terms and Conditions as a result of events such as stock dividends, stock splits or other changes in the capital structure of Occidental, or any merger, consolidation, spin-off, liquidation or other corporate transaction having a similar effect. If any such adjustment occurs, the Company will give the Grantee written notice of the adjustment.

(b)       In addition, the Administrator may adjust the Performance Goal or other features of this Grant as permitted by Section 4.2.3 of the Plan.

8.          NO EMPLOYMENT CONTRACT. Nothing in these Terms and Conditions confers upon the Grantee any right with respect to continued employment by the Company, nor limits in any manner the right of the Company to terminate the employment or adjust the compensation of the Grantee.

9.          TAXES AND WITHHOLDING. If the Company must withhold any federal, state, local or foreign tax in connection with the issuance of any Common Shares or other securities or the payment of cash or any other consideration pursuant to these Terms and Conditions (other than the Payment of Dividend Equivalents), the Grantee shall satisfy all or any part of any such withholding obligation, first from any cash amount payable under these Terms and Conditions and second, by surrendering to the Company a portion of the Common Shares that are issued or transferred to the Grantee pursuant to these Terms and Conditions. Any Common Shares so surrendered by the Grantee shall be credited against the Grantee’s withholding obligation at their Certification Date Value. If the Company must withhold any tax in connection with granting or vesting of Target Performance Shares (including those for which receipt of the payout is deferred under a company-sponsored deferral program for cash or stock) or the payment of Dividend Equivalents pursuant to this grant of Target Performance Shares, the Grantee by acknowledging these Terms and Conditions agrees that, so long as the Grantee is an employee of the Company for tax purposes, all or any part of any such withholding obligation shall be deducted from the Grantee’s wages or other cash compensation (including regular pay). The Grantee shall pay to the Company any amount that cannot be satisfied by the means previously described.

10.        COMPLIANCE WITH LAW. The Company will make reasonable efforts to comply with all applicable federal and state securities laws; however, the Company will not issue any Common

Shares or other securities pursuant to these Terms and Conditions if their issuance would result in a violation of any such law.

11.        RELATION TO OTHER BENEFITS. The benefits received by the Grantee under these Terms and Conditions will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit sharing, retirement or other benefit or compensation plan maintained by the Company, including the amount of any life insurance coverage available to any beneficiary of the Grantee under any life insurance plan covering employees of the Company.

12.        AMENDMENTS. Any amendment to the Plan will be deemed to be an amendment to these Terms and Conditions to the extent it is applicable to these Terms and Conditions; however, no amendment will adversely affect the rights of the Grantee under these Terms and Conditions without the Grantee's consent.

13.        SEVERABILITY. If one or more of the provisions of these Terms and Conditions is invalidated for any reason by a court of competent jurisdiction, the invalidated provisions shall be deemed to be separable from the other provisions of these Terms and Conditions , and the remaining provisions of these Terms and Conditions will continue to be valid and fully enforceable.

14.        RELATION TO PLAN; INTERPRETATION. These Terms and Conditions are subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between these Terms and Conditions and the Plan, the provisions of the Plan control. Capitalized terms used in these Terms and Conditions without definition have the meanings assigned to them in the Plan. References to Sections are to Sections of these Terms and Conditions unless otherwise noted.

15.        SUCCESSORS AND ASSIGNS. Subject to Sections 2 and 4, the provisions of these Terms and Conditions shall be for the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

16.        GOVERNING LAW. The laws of the State of Delaware govern the interpretation, performance, and enforcement of these Terms and Conditions.

EXHIBIT 1

2003 Grant to OCC Participants

(% of Number of Target Shares of Performance Stock that become Nonforfeitable based on Comparison of Total Shareholder Return for the Peer Companies for the Performance Period)

Ranking	8 Cos.	7 Cos.	6 Cos.	5 Cos.	4 Cos.	3 Cos.	2 Cos.
1	100%	100%	100%	100%	100%	100%	*
2	83.5%	83.5%	75%	75%	66.5%	50%	0%
3	66.5%	66.5%	50%	50%	33.5%	0%
4	50%	50%	50%	25%	0%
5	50%	33.5%	25%	0%
6	33.5%	16.5%	0%
7	16.5%	0%
8	0%

* Subject to Committee Discretion

PLUS

(% of Number of Target Shares of Performance Stock that become Nonforfeitable based on Return on Assets for the Performance Period)

Return on Assets	Payout Percentage
10%	100%
9%	75%
8%	50%
7%	25%
6%	0%

If actual ROA falls between stated ROA’s, payout percentages will be interpolated.

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